January10, 2023


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Musclepharm Corporation included under Item 4.01 of its Current Report on Form 8-K dated January4, 2023, to be filed with the Securities and Exchange Commission.
We agree with the statements concerning our Firm contained therein.

Sincerely,

Moss Adams LLP